Exhibit 99.1

     PREMIERWEST BANCORP
PRE-ANNOUNCES SOLID NET INCOME
AND HEALTHY CREDIT PORTFOLIO

MEDFORD, OR –January 8, 2008–PremierWest Bancorp (NASDAQ – PRWT) announced this morning that it expects to report solid fourth quarter and full year earnings and a continued strong credit portfolio. Full year 2007 estimated net income is expected to increase approximately 3% when compared to 2006 full year net income of $14,648,000.

Chief Executive Officer John Anhorn stated, “Despite reports of deteriorating economies PremierWest’s credit portfolio remains strong, especially in the Southern Oregon market. We anticipate fourth quarter and full year 2007 earnings of approximately $3,750,000 and $15,100,000, respectively.” Non-performing assets are estimated to be $8.4 million at December 31, 2007, an increase of $4.3 million when compared to the immediately preceding quarter. The increase is the result of one credit amounting to approximately $4.9 million placed on non-accrual status during the quarter. The credit is well secured with real estate in the northern California market, and represents a minority position in a purchased participation loan from a bank with a national presence. Placement of the loan on non-accrual status also resulted in reversal of approximately $125,000 of accrued and unpaid interest.

Tom Anderson, Executive Vice President & Chief Financial Officer, stated “We have a practice of not giving guidance on earnings, however with the current economic conditions and the reported deterioration of credit portfolios at many financial institutions, and in light of the unprecedented anxiety in the financial services sector management felt a deviation from our regular practice was appropriate.” A complete and detailed 4th quarter earnings report is scheduled to be released Tuesday, January 29, 2008, prior to the opening of the market.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this release, we make forward-looking statements regarding expected earnings and the expected quality of our credit portfolio.

The foregoing may be deemed to be offering or solicitation materials of PremierWest Bancorp in connection with the proposed merger with Stockmans Financial Group. Shareholders of PremierWest and Stockmans are urged to read the joint proxy statement/prospectus included in the registration statement on Form S-4, which PremierWest filed with the SEC in connection with the proposed merger, because it contains important information about PremierWest, Stockmans, the merger and related matters. Information regarding the participants and their security holdings can be found, with respect to PremierWest in PremierWest’s most recent proxy statement filed with the SEC, and with respect to PremierWest and Stockmans in the joint proxy statement/prospectus filed with the SEC. All documents filed by PremierWest with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from PremierWest by directing a request to PremierWest Bancorp, 503 Airport Road, PO Box 40, Medford, OR 97501, and from Stockmans by directing a request to Stockmans Financial Group, 9340 East Stockton Blvd., Elk Grove, California.